Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Other Service Providers: Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, each dated September 30, 2022, and each included in this Post-Effective Amendment No. 43 to the Registration Statement (Form N-1A, No. 333-104972) of Morgan Stanley Institutional Liquidity Funds (the “Registration Statement”).

We also consent to the incorporation by reference of our report dated December 23, 2021, with respect to the financial statements and financial highlights of Prime Portfolio (one of the seven portfolios constituting the Morgan Stanley Institutional Liquidity Funds) included in the Annual Report to Shareholders (Form N-CSR) for the year ended October 31, 2021, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

September 30, 2022